Capital Growth, Inc.
                        55 West 200 South
                        Provo, Utah 84601


September 1, 2000


                      Letter to Stockholders

Dear Stockholders:

        The Company has declared the distribution of one common stock purchase warrant for every four shares of common stock owned in the Company (the "Warrants" or "Warrant Distribution") to its stockholders of record on September 14, 2000 (the "Record Date"), with such Warrants to have and be subject to the following terms and conditions, among others:

                (a)  Termination Date: September 30, 2005;

                (b)  Exercise Price: $1.00, provided that the
                     Exercise Price can be lowered, in the discretion of the Company; and

                (c) Redeemable at $0.001 per Warrant at any time upon 30 days written notice if the underlying shares of common stock of the Company have publicly traded on the OTC Bulletin Board or any recognized national medium on which the Company's common stock trades at a price of $3.00 for 10 consecutive days, provided, however, this redemption is subject to there being an effective registration statement (the "Registration Statement") covering the Warrants and/or the underlying shares, that in the Company's discretion, will allow these Warrants to be exercised following any such redemption demand.

            The Company believe the distribution, and certainly the exercise of the Warrants, are subject to prior registration with the Securities and Exchange Commission and prior registration and/or qualification with certain state agencies.

            This Warrant Distribution will assist the Company in completing its negotiations to acquire Imagenetix, Inc. as preliminarily outlined in the 8-K Current Report of the Company dated March 23, 2000, which report will be amended within 15 days of the date hereof to reflect modifications from continuing negotiations.


            We appreciate your continued support.

                               Sincerely,

                               The Board of Directors